 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 21, 2008, United Bancshares, Inc. issued an earnings release announcing its financial results for the three month period ended March 31, 2008 and that the Board of Directors declared a dividend of $0.15 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 7.01 Regulation FD Disclosure.

On April 21, 2008, United Bancshares, Inc. issued an earnings release announcing its financial results for the three month period ended March 31, 2008 and that the Board of Directors declared a dividend of $0.15 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated April 21, 2008
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: April 21, 2008	By: /s/Brian D. Young
Brian D. Young CFO, Executive VP & Treasurer

Exhibit 99.1

Press Release

April 21, 2008

On April 21, 2008, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $574 million, today announced for the three month period ended March 31, 2008 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on May 30, 2008, payable on June 13, 2008.

For the quarter ended March 31, 2008 the Corporation reported net income of $945,000, or $0.27 basic earnings per share.  This compares to first quarter 2007 net income of $977,000, or $0.27 basic earnings per share.  Compared with the same period in 2007, first quarter 2008 net income decreased $32,000 or 3.3%.  The $32,000 decrease for the quarter was primarily the result of a $218,000 decrease in non-interest income, an increase of $125,000 in the provision for loan losses and an increase in non-interest expenses of $72,000, offset by an increase of $372,000 in net interest income, and a decrease in the provision for income taxes of $11,000.

For the quarter ended March 31, 2008 non-interest income was $557,000, compared to $775,000 for the first quarter of 2007, a $218,000 (28.1%) decrease. For the three month period ended March 31, 2008, there was a decrease in fair market of mortgage servicing rights of $251,000 in addition to amortization of mortgage servicing rights of $80,000, compared to a decrease in fair value of mortgage serving rights of $67,000 and amortization of mortgage servicing rights of $82,000 for the first quarter of 2007.  The value of mortgage servicing rights decreased during the quarter due to the market’s perception of mortgage investment products, and a sluggish national housing market.

For the quarter ended March 31, 2008 non-interest expenses were $3,633,000, compared to $3,561,000 for the first quarter of 2007, a $72,000 (2.0%) increase.  Non-interest expenses for the quarter ended March 31, 2008, included a $104,000 write down on other real estate owned.

Total assets amounted to $573.8 million at March 31, 2008 compared to $548.0 million at December 31, 2007, an increase of $25.8 million, or 4.7%.  The increase in assets was the result of an increase of $29.1 million in gross loans and an increase in total cash and cash equivalents of $9.4 million offset by a decrease of $13.0 million in available-for-sale securities.  Deposits during this same period increased $22.1 million (5.6%) and other borrowings (consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, customer repurchase agreements, and junior subordinated deferrable debentures) increased $2.0 million (2.0%).

Shareholders’ equity increased from $48.8 million at December 31, 2007 to $49.9 million at March 31, 2008.  This increase was the result of net income ($945,000), the issuance of 3,723 treasury shares ($49,000) under the Corporation’s Employee Stock Purchase Plan and a $1,301,000 increase in unrealized securities gains, net of tax, offset by the payment of dividends ($516,000), and the repurchase of 50,000 common shares ($708,000).  The increase in unrealized securities gains from January 1, 2008 to March 31, 2008, was the result of customary and expected changes in the bond market.  Unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheet.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K.

Exhibit 99.2

April 21, 2008

United Bancshares, Inc.

Quarterly Report

March 31, 2008

Dear Shareholders, Customers and Employees,

During the first quarter of 2008 the Company increased its total assets, loan portfolio, and shareholders’ equity, while controlling non-interest expenses.  As compared to December 31, 2007, total assets, loans, and shareholders’ equity at March 31, 2008 increased $25.9 million (4.7%), $29.1 million (8.1%) and $1.1 million (2.2%), respectively, while first quarter 2008 non-interest expenses increased by only 2.0% as compared to the same period in 2007.

The Company’s earnings per share for the first quarter of 2008 and 2007 were $0.27 per share.  Although the Corporation’s net earnings were comparable for both years, the Corporation’s core earnings were significantly different.  As compared to the same period in 2007, net interest income and core non-interest income increased 9.0% and 6.9%, respectively.  These improvements in core earnings were offset by a decrease in non-interest income due to a fair market value adjustment of its mortgage servicing rights ($251,000 or $0.05 per share) and an increase in non-interest expenses due to a write down on other real estate owned ($104,000 or $0.02 per share).  Although they may not be directly related to the Corporation’s specific assets, these fair value adjustments were the result of several changes in the Corporation’s operating environment including the market’s perception of mortgage investment products and a sluggish national housing market.

I believe that despite many challenges in the financial services industry, management has and will continue to work diligently to grow the Corporation and seek additional opportunities to add value to the institution.  As always, we appreciate your continued support.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2008	Three months ended March 31, 2007
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$8,665	$8,465
Interest expense	4,166	4,337
Net interest income	4,499	4,128
Provision for loan losses	275	150
Net interest income after provision for loan losses	4,224	3,978
Non-interest income	557	774
Non-interest expenses	3,633	3,561
Income before income taxes	1,148	1,191
Provision for income taxes	203	214
Net income	$ 945	$ 977

Average common shares outstanding	3,467,222	3,554,944

PER COMMON SHARE
Net income	$0.27	$0.27
Cash dividends	$0.15	$0.14
Book value	$14.49	$13.36
Closing price	$14.00	$16.17

FINANCIAL RATIOS
Return on average assets	0.68%	0.70%
Return on average equity	7.66%	8.37%
Net interest margin	3.62%	3.41%
Efficiency ratio	68.67%	69.24%
Loans to deposits	93.57%	88.08%
Allowance for loan losses to loans	0.62%	0.65%
Cash dividends to net income	54.63%	50.61%

PERIOD END BALANCES
	As of March 31, 2008	As of Dec. 31, 2007
Assets	$573,847	$547,975
Loans (including available-for-sale)	$388,633	$359,560
Deposits	$415,347	$393,203
Shareholders' equity	$49,890	$48,819

Common shares outstanding	3,443,128	3,489,405

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

Robert L. Dillhoff

R. Steven Unverferth

H. Edward Rigel

James N. Reynolds— Chairman

Daniel W. Schutt—President/CEO

Bonita R. Selhorst—Secretary

Brian D. Young—CFO/Executive V.P./Treasurer

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt—President/CEO/Chairman

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about The Union Bank Company are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Drive

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

215 W. Market St.

Lima, OH 45801

419-228-2114

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211